Exhibit 4.7

Natuzzi S.p.A.

Via Iazzitiello 47

70029 Santeramo in Colle (BA)

Via certified email: natuzzi@legalmail.it

21 November 2025

Dear Sirs,

We have received your proposal for an agreement dated 19 November 2025 (the “Proposal for Agreement”), which we have reproduced below with the necessary corrections, and hereby sign to covey our acceptance thereof.

"Subject: Proposal for Agreement

Dear Sirs,

Further to our previous discussions, we hereby submit the following proposal for agreement.

* * *

AGREEMENT

between

Invest 2003 S.r.l., with registered office at Via Gobetti 8 in Taranto, corporate capital of € 60,104,494.60, enrolled in the Taranto Register of Enterprises under Tax Identification and VAT No. 02492540733 - Economic and Administrative List (REA) No. 149847 (hereinafter also referred to as the “Shareholder”)

and

Natuzzi S.p.A., with registered office at Via Lazzitiello 47 in Santeramo in Colle (BA), Tax Identification and VAT No. 03513760722, which is also the company’s registration number in the Register of Enterprises maintained by the Bari Chamber of Commerce, Industry, Crafts and Agriculture, share capital of € 55,073,045.00 (hereinafter also referred to as the “Company”)

(each a “Party” and collectively the “Parties”)

Whereas

(i)
The Company approved, by resolution of the board of directors adopted on 18 November 2025, the guidelines for a discontinuity business plan (the “Plan”) and has entered into discussions with Invitalia regarding a potential investment by the latter’s business protection fund in support of the Plan.
(ii)
The guidelines focus on the following areas: a) the spin-off of the Italian Industrial Division b) the extensive restructuring of Italian industrial operations; c) the restructuring of the corporate structure; d) the optimization of the Americas Region; e) the streamlining of underperforming DOS; and f) the divestiture of non-strategic assets.
(iii)
Following a particularly challenging market period characterized by events that were difficult to predict, it is necessary to support cash flow needs.
(iv)
For all the reasons set forth above, in order to support the Company’s financial needs during the periods dedicated to the drafting and implementation of the Plan, including achieving the objective of restoring an adequate level of profitability for the Company, the Shareholder intends to grant a credit line that will allow the Company to receive, by 31 December 2026, in multiple instalments, an interest-free loan totaling up to € 15,000,000 (fifteen million euros and zero cents) (the “Loan”), with the option to convert the associated receivable into a contribution in kind to the share capital in the event of a future capital increase, should such an increase be approved in the future, including upon an investment being made by Invitalia’s business protection fund.
1.
RECITALS AND ANNEXES

The recitals and annexes form an integral and substantive part hereof, with the binding force of agreement.

2.
AMOUNT AND PURPOSE OF THE LOAN

The Shareholder undertakes vis-à-vis the Company to make, in one or more installments at the Company’s request, payments in the form of a non-interest-bearing loan up to the amount of € 15,000,000 (fifteen million euros and zero cents) to cover the Company’s effective and current financial needs during the periods dedicated to the drafting and implementation of the Plan and the disposal of assets.

3.
DISBURSEMENT AND REPAYMENT
3.1
The disbursements of the sums referred to in Article 2 above shall be made by the Shareholder within 12 (twelve) business days after receipt of written notice from the Company (the “Request for Use”) containing a detailed indication of the Company’s effective financial needs and the associated amount of the Shareholder’s funding deemed necessary, specifying the bank and the current account number to which the funds are to be credited.
3.2
The Company undertakes to repay the Loan by 31 December 2028.
3.3
Should the Company in the future resolve to carry out a capital increase and should the Shareholder participate in that increase by subscribing for newly issued shares, the Shareholder may use its receivable, including prior to 31 December 2028, in order to fulfill its payment obligation for the subscribed shares. A similar conversion right is granted to the Company should it resolve to carry out a capital increase.
4.
AMENDMENTS TO THESE TERMS

Any amendment to this Agreement shall not be valid or binding unless it is set forth in a written instrument signed by the party against whom it is invoked.

5.
GOVERNING LAW, JURISDICTION AND VENUE

This Agreement is governed by Italian law. The courts of Milan shall have exclusive jurisdiction over any disputes arising herefrom.”

* * *

Should you agree to the foregoing, please transcribe the text hereof onto your letterhead and send it to us, duly initialed and signed by you, as a sign of acknowledgment and full acceptance of its contents.

Natuzzi S.p.A.

Chairman of the Board of Directors and Chief Executive Officer

Pasquale Natuzzi

Chief Financial Officer and Attorney-in-Fact

Carlo Silvestri

-----------------------------------------------------------------------------------------------------------------------------------

We hereby confirm our full and unconditional acceptance of the terms and conditions of the Proposal for Agreement, reproduced above.

Kind regards,

Invest 2003 S.r.l.

Pro Tempore Legal Representative

Pasquale Natuzzi